[WEIL, GOTSHAL & MANGES LLP LETTERHEAD]

November 7, 2006

Board of Directors
NextWave Wireless Inc.
12670 High Bluff Drive
San Diego, California 92130

Ladies and Gentlemen:

We have acted as counsel to NextWave Wireless Inc. (“Parent”), a Delaware corporation, in connection with the proposed merger of NW Merger LLC (“Merger Sub”), a Delaware limited liability company and a wholly owned subsidiary of Parent, with and into NextWave Wireless LLC (the “Company”), a Delaware limited liability company, with the Company surviving (the “Merger”), pursuant to an Agreement and Plan of Merger, by and among Parent, Merger Sub and the Company (the “Merger Agreement”), as contemplated by the Prospectus included in Amendment No. 2 to the NextWave Wireless Inc. registration statement on Form S-4 relating to the Merger (the “Prospectus”), to which this opinion appears as an exhibit.

In formulating our opinion, we examined such documents as we deemed appropriate (the “Agreements”), Parent’s Certificate of Incorporation, the certificate of Parent (delivered on behalf of itself and Merger Sub) and the certificate of the Company. In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of the Company, Merger Sub and Parent.

Our opinion set forth below assumes (1) the proper and timely execution of the Merger Agreement, (2) the accuracy of the representations, statements and facts concerning the Merger set forth in the Prospectus and the Agreements, (3) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, (4) the accuracy, as of the Closing of the Merger, of the representations made by, and set forth in the certificates, dated November 6, 2006, delivered to us by Parent and the Company, and (5) that any representations made in such certificates that are qualified by knowledge or a qualification of like import will be accurate at the closing of the Merger without such qualification.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, the discussion in the Prospectus under “Material U.S. Federal Income Tax Consequences of the Corporate Conversion Merger”, insofar as it relates to matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitutes our opinion of the material United States income tax consequences of the Merger to the Company and to the members of the Company who receive common stock of the Parent in the Merger.

We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein. You should be aware that legal opinions are not binding upon the Internal Revenue Service (the “Service”) or the courts, and there can be no assurance that the Service would not assert a contrary position.

Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the proposed repurchase, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matter other than those specifically covered by the foregoing opinion.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus and the references to our firm therein under the headings “Legal Matters” and “Material U.S. Federal Income Tax Consequences of the Corporate Conversion Merger.” In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Weil, Gotshal & Manges LLP